UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                             CHARMING SHOPPES, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    161133103
                              --------------------
                                 (CUSIP Number)

                                October 16, 2008
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
                               CUSIP NO. 161133103


1)  NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                            25-1495646
                                                        ----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   [   ]
                                                                     (b)   [   ]
3)  SEC USE ONLY

4)       CITIZENSHIP OR PLACE OF ORGANIZATION           Commonwealth of
                                                        Pennsylvania
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     3,364,550
                                                        ---------

         6)       SHARED VOTING POWER                   2,629,490
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                3,364,550
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              2,629,490
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            5,994,040
                                                        ---------
10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES       [  ]


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   5.27%
                                                        ------

12) TYPE OF REPORTING PERSON                            IA
                                                        ------


                               Page 2 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103

1)  NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
--------------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                            25-1778076
                                                        ----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   [   ]
                                                                     (b)   [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     2,072,900
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                2,072,900
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            2,072,900
                                                        ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

    Excludes 1,261,600 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P., 30,050 shares owned by principals and/or employees of Quaker Capital Management Corporation and 2,629,490 shares owned by various investment advisory clients of Quaker Capital Management Corporation.

11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   1.82%
                                                        ------

12) TYPE OF REPORTING PERSON                            PN
                                                        ------


                               Page 3 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103

1)  NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                            25-1778068
                                                        -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   [   ]
                                                                     (b)   [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     2,072,900
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                2,072,900
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            2,072,900
                                                        ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

    Excludes 1,261,600 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P., 30,050 shares owned by principals and/or employees of Quaker Capital Management Corporation and 2,629,490 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   1.82%
                                                        ------

12) TYPE OF REPORTING PERSON                            PN
                                                        ------


                               Page 4 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103


1)  NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                            11-3667966
                                                        -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   [   ]
                                                                     (b)   [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     1,261,600
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                1,261,600
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            1,261,600
                                                        ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

    Excludes 2,072,900 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P., 30,050 shares owned by principals and/or employees of Quaker Capital Management Corporation and 2,629,490 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   1.11%
                                                        ------

12) TYPE OF REPORTING PERSON                            PN
                                                        ------


                               Page 5 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103



1)  NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

         S.S. OR I.R.S. IDENTIFICATION
         NO. OF ABOVE PERSON                            30-0135937
                                                        -----------

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)   [   ]
                                                                     (b)   [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                Delaware
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     1,261,600
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                1,261,600
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            1,261,600
                                                        ---------

10) CHECK IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

    Excludes 2,072,900 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P., 30,050 shares owned by principals and/or employees of Quaker Capital Management Corporation and 2,629,490 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   1.11%
                                                        ------

12) TYPE OF REPORTING PERSON                            PN
                                                        ------


                               Page 6 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103



1)  NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------



2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   [   ]
                                                                     (b)   [   ]
3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION                United States
                                                        of America
                                                        -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

         5)       SOLE VOTING POWER                     0
                                                        ---------

         6)       SHARED VOTING POWER                   0
                                                        ---------

         7)       SOLE DISPOSITIVE POWER                0
                                                        ---------

         8)       SHARED DISPOSITIVE POWER              0
                                                        ---------

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
    BY EACH REPORTING PERSON                            0
                                                        ---------

10) CHECK BOX IF THE AGGREGATE AMOUNT
    IN ROW (9) EXCLUDES CERTAIN SHARES      [ X ]

    Mark G. Schoeppner disclaims beneficial ownership of 2,072,900 shares of the Issuer's Common Stock that may be deemed to be beneficially owned by Quaker Capital Partners I, L.P., 1,261,600 shares that may be deemed to be beneficially owned by Quaker Capital Partners II, L.P., 30,050 shares owned by principals and/or employees of Quaker Capital Management Corporation and 2,629,490 shares owned by various investment advisory clients of Quaker Capital Management Corporation.

11) PERCENT OF CLASS REPRESENTED BY
    AMOUNT IN ROW (9)                                   0.0%
                                                        ------

14) TYPE OF REPORTING PERSON                            IN
                                                        ------


                               Page 7 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103


Item 1.

         (a)      Name of Issuer

                  CHARMING SHOPPES, INC.
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  450 Winks Lane, Bensalem, Pennsylvania  19020
                  --------------------------------------------------------------
Item 2.

         (a)      Names of Persons Filing

                  Quaker Capital Management Corporation
                  Quaker Capital Partners I, L.P.
                  Quaker Capital Partners II, L.P.
                  Quaker Premier, L.P.
                  Quaker Premier II, L.P.
                  Mark G. Schoeppner
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  601 Technology Drive, Suite 310, Canonsburg,
                  Pennsylvania 15317
                  --------------------------------------------------------------

         (c)      Citizenship

                  Quaker Capital Management Corporation - Pennsylvania
                                                          Corporation

                  Quaker Capital Partners I, L.P. - Delaware partnership
                  Quaker Capital Partners II, L.P.- Delaware partnership
                  Quaker Premier, L.P. - Delaware partnership
                  Quaker Premier II, L.P. - Delaware partnership
                  Mark G. Schoeppner - United States citizen
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  --------------------------------------------------------------

         (e)      CUSIP Number

                  161133103
                  --------------------------------------------------------------


                               Page 8 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d -2(b) or (c), check whether the person filing is a:

     (a)  /    /  Broker of dealer registered under section 15 of the Act;

     (b)  /    /  Bank as defined in section 3(a)(6) of the Act;

     (c)  /    /  Insurance company as defined in section 3(a)(19) of the   Act;

     (d)  /   /   Investment   company   registered   under   section 8  of  the
                  Investment Company Act of 1940;

     (e)  / X /   An investment adviser in accordance with
                  ss.240.13d-1(b)(l)(ii)(E);

     (f)  /    /  An employee benefit plan or endowment fund in accordance  with
                  ss.240.13d-1(b)(1)(ii)(F);

     (g)  /    /  A parent holding company or control person in accordance  with
                  ss.240.13d-1(b)(1)(ii)(G);

     (h)  /    /  A savings   association  as defined in  Section 3(b)  of   the
                  Federal Deposit Insurance Act;

     (i)  /    /  A church  plan  that is  excluded  from  the  definition of an
                  investment company under  section 3(c)(14)of  the   Investment
                  Company Act of 1940;

     (j)  /    /  Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.     Ownership
            ---------

         Quaker Capital Management Corporation:

         (a) Amount Beneficially Owned: 5,994,040

             The filing of this report shall not be construed as an admission that Quaker Capital Management Corporation is, for purposes of
             Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Management


                               Page 9 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103



             Corporation   disclaims  beneficial  ownership  of  all   5,994,040
             shares covered by this Schedule 13G.

         (b) Percent of Class: 5.27%

         (c)

           (i)   Sole power to vote or direct the vote: 3,364,550

           (ii)  Shared power to vote or direct the vote: 2,629,490

           (iii) Sole power to dispose or direct the disposition of: 3,364,550

           (iv)  Shared power to dispose or direct the disposition of: 2,629,490

         Quaker Capital Partners I, L.P.:

         a)  Amount Beneficially Owned: 2,072,900

             The filing of this report shall not be construed as an admission that Quaker Capital Partners I, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners I, L.P. disclaims beneficial ownership of 3,921,140 shares covered by this Schedule 13G.

         (b) Percent of Class: 1.82%

         (c)

           (i)   Sole power to vote or direct the vote: 2,072,900

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 2,072,900

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Premier, L.P.:

         a)  Amount Beneficially Owned: 2,072,900



                              Page 10 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103



             The filing of this report shall not be construed as an admission that Quaker Premier, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier, L.P. disclaims beneficial ownership of 3,921,140 shares covered by this Schedule 13G.

         (b) Percent of Class: 1.82%

         (c)

           (i)   Sole power to vote or direct the vote: 2,072,900

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 2,072,900

           (iv)  Shared power to dispose or direct the disposition of: 0

         Quaker Capital Partners II, L.P.:

         a)  Amount Beneficially Owned: 1,261,600

             The filing of this report shall not be construed as an admission that Quaker Capital Partners II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners II, L.P. disclaims beneficial ownership of 4,732,440 shares covered by this Schedule 13G.

         (b) Percent of Class: 1.11%

         (c)

           (i)   Sole power to vote or direct the vote: 1,261,600

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 1,261,600

           (iv)  Shared power to dispose or direct the disposition of: 0


                              Page 11 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103


         Quaker Premier II, L.P.:

         a)  Amount Beneficially Owned: 1,261,600

             The filing of this report shall not be construed as an admission that Quaker Premier II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Premier II, L.P. disclaims beneficial ownership of 4,732,440 shares covered by this Schedule 13G.

         (b) Percent of Class: 1.11%

         (c)

           (i)   Sole power to vote or direct the vote: 1,261,600

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 1,261,600

           (iv)  Shared power to dispose or direct the disposition of: 0

         Mark G. Schoeppner:

         a)  Amount Beneficially Owned: 0

             The filing of this report shall not be construed as an admission that Mark G. Schoeppner is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Mark G. Schoeppner disclaims beneficial ownership of all 5,994,040 shares covered by this Schedule 13G.

         (b) Percent of Class: 0.0%

         (c)

           (i)   Sole power to vote or direct the vote: 0

           (ii)  Shared power to vote or direct the vote: 0

           (iii) Sole power to dispose or direct the disposition of: 0

           (iv)  Shared power to dispose or direct the disposition of: 0



                              Page 12 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103


Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                                                                      ----------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          2,629,490 of the shares with respect to which this report is filed are owned by a variety of investment advisory clients of Quaker Capital Management Corporation, which clients are entitled to receive dividends on and the proceeds from the sale of such shares. No client is known to own more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Page 13 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103



October 23, 2008                    QUAKER CAPITAL MANAGEMENT CORPORATION

                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner, President


                                    QUAKER CAPITAL PARTNERS I, L.P.

                                    By:  Quaker Premier, L.P., its general
                                         partner

                                         By:  Quaker Capital Management
                                              Corporation, its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President


                                    QUAKER PREMIER, L.P.

                                    By:  Quaker Capital Management Corporation,
                                         its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President


                                    QUAKER CAPITAL PARTNERS II, L.P.

                                    By:  Quaker Premier II, L.P., its  general
                                         partner

                                         By:  Quaker Capital Management
                                              Corporation, its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President



                              Page 14 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103



                                    QUAKER PREMIER II, L.P.

                                    By:  Quaker Capital Management  Corporation,
                                         its general partner


                                         By:  /s/ Mark G. Schoeppner
                                              ----------------------------------
                                              Mark G. Schoeppner
                                              President



                                    /s/ Mark G. Schoeppner
                                    --------------------------------------------
                                    Mark G. Schoeppner





                              Page 15 of 16 Pages

                                  SCHEDULE 13G
                               CUSIP NO. 161133103




                                  EXHIBIT INDEX


99.1    Joint Filing Agreement































                              Page 16 of 16 Pages